Exhibit 99.7

EDC SUSTAINABLE BOND FRAMEWORK February 2022

1. INTRODUCTION

Export Development Canada (“EDC” or “we”) is Canada’s official export credit agency. We are a self-financing Crown corporation dedicated to helping Canadian companies of all sizes succeed on the world stage. Our mandate is to support and develop, directly or indirectly, Canada’s export trade and respond to international business opportunities.

Our core offering is a set of financial and insurance solutions, in addition to knowledge products, that provide Canadian companies of all sizes the tools they need to grow their business with confidence. In 2020, we served more than 24,000 companies, facilitated $102.5 billion in business, supported 487,948 domestic jobs, and generated $64.6 billion, or 3.4%, of the national GDP. Underlying all our support is a commitment to sustainable and responsible business.

We are accountable to the Government of Canada through the Minister of International Trade, Export Promotion, Small Business and Economic Development and are governed by a Board of Directors which supervises the direction and management of EDC.

2. OUR COMMITMENT TO ESG

We believe that good business and good trade can contribute to a better Canada and a better world – but it will take more than good intentions or a “business as usual” approach to drive progress on many of the deep-rooted social and environmental challenges we face as a society. That’s why we’ve committed to putting sound Environmental, Social and Governance (“ESG”) principles and practices at the core of our strategy and our business.

We embarked on this journey more than two decades ago when we began making responsible and sustainable business practices a priority and first developed our internal non-credit risk management practices. Since then, we’ve developed and refined our due diligence process and policies related to environmental and social risk management and compliance. Today, EDC’s 2030 strategy is underpinned by four ESG objectives that are at the core of corporate decision making:

1.	Make ESG a prominent and standard feature across the organization, running through all aspects of our people, communications and reporting;

2.	Support our customers in considering ESG in the evolution of their businesses;

3.	Demonstrate our leadership among export credit agencies (“ECAs”) and influence among other financial institutions; and

4.	Build our portfolio of the future in alignment with strong ESG practices.

EDC’s mandate gives us an opportunity to be champions of progress and catalysts for change, both in Canada and around the world.

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2.1. Prioritizing the Environment

EDC’s commitment to the environment has been longstanding.

•	In 2012, we recognized cleantech as a corporate priority. Since then, EDC has helped facilitate $13.5 billion in Canadian clean tech exports. Today, we are one of the largest financiers of Canada’s cleantech industry.

•	In 2014, we were one of the first Canadian financial institutions to issue a Green Bond. As of the date of this Framework’s publication, we have two outstanding bonds that are supporting 13 climate-related transactions with an estimated impact of preventing 5.7 million tonnes of CO2 emissions in 2021.

•	In 2015, we were among a group of ECAs that proposed restricted support to coal-fired power plants (“CFPP”) and related thermal coal infrastructure. We have also been actively working to heighten coal financing restrictions across the global export credit community, having co-sponsored an ambitious proposal in 2021 that would limit unabated support by OECD export credit agencies to CFPP and related coal-infrastructure including mining and transportation.

•	In 2018, EDC became a supporter of the recommendations from the Task Force on Climate-related Financial Disclosure (“TCFD”), which provide a framework for disclosing our climate-related risks and opportunities. We were the first ECA to take on this approach, and today we now include TCFD reporting in our annual reports to ensure high-emitting clients are transparently reporting against their climate risk.

•	In 2019, we published our first dedicated Climate Change Policy, which provides the principles and commitments that guide EDC’s approach to climate change-related risks and opportunities. Through this policy, we strengthened our position on coal and committed to end new financing for coal-fired power plants, thermal coal mines and dedicated thermal-coal infrastructure. Among other new measures, the policy commits us to measuring, monitoring and setting targets to reduce the carbon intensity of our lending portfolio.

•	In 2021, we made public our commitment to achieving net zero emissions by 2050. Our plan includes reducing emissions from our portfolio and our operations, as well as enabling Canadian businesses to position themselves for growth by investing in their ESG performance.

On November 4th, 2021, the Government of Canada announced it was joining the United States, the United Kingdom and 21 other countries in signing the Statement on International Public Support for the Clean Energy Transition. The statement commits Canada and other signatories to further prioritize support for clean technology and to end new direct public support for the international fossil fuel sector by the end of 2022. In line with Canada’s declaration, EDC will cease to provide new, direct financing to international fossil fuel companies and their projects.

More information: Climate-related Disclosure and Net Zero Commitment.

2.2. Enabling Transition

We are committed to adapting our financing activities to support the transition from a carbon-intensive economy to a carbon-neutral economy in accordance with the Paris Agreement’s long-term ambition for limiting global warming to well below 2°C.

EDC’s large and diverse portfolio includes companies operating in carbon intensive sectors that are important to the Canadian economy, as well as businesses at the leading edge of the clean technology sector. We believe that companies across this spectrum have a role to play in the transition to a lower carbon and climate-resilient economy. We will utilize our main decarbonization levers to facilitate that transition, including financing:

•	Carbon Capture and Storage and Carbon Capture and Utilization; and

•	Low-Carbon Intensity Fuels

Each is described in greater detail in the Use of Proceeds section below. These decarbonization levers are both material to EDC’s business model and to Canada’s transition to a lower carbon economy, and they align with the Canadian Government’s commitment to reach net zero emissions by 2050. To achieve our net zero goal by 2050, we will include interim reduction targets for the most carbon intensive sectors between 2023 and 2030. In 2022, we will also set and announce sustainable finance objectives to increase our support for Canadian business aligned with the low-carbon transition.

By 2023, we will reduce our financing support to the six most carbon intensive sectors by 40% below 2018 levels. This is the first step toward phasing out new direct government support for international carbon intensive fossil fuel projects and companies, as committed to by Canada and the G7.

By 2030, we will drive further emissions reductions through science-based, sectoral emission intensity targets.

We will also reduce our operational emissions to zero by 2030 as described below.

As a financial Crown Corporation, EDC will continue to align with the Government of Canada in all aspects, including its recent legislation regarding interim targets along the pathway to net zero by 2050.

2.3. Reducing our Operational Footprint

A key part of EDC’s net zero commitment is to reduce our operational emissions to zero by 2030. This includes greenhouse gas equivalents associated with our footprint, including our employees’ activities.

The main areas of focus include:

•	Revising our travel policies to minimize air travel and business class travel, which results in relatively higher emissions than rail travel or economy class travel;

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•	Reducing energy consumption from our buildings, including our data centre at headquarters, and shifting to renewables; and

•	Reducing waste generated by our operations and increasing waste diversion rates.

Only as a last resort, and if all reasonable alternatives have been exhausted, will we purchase offsets as an interim solution.

To ensure these focus areas are accurately captured, we will evaluate our abatement initiatives with a decarbonization tool that uses scientific information from leading bodies, including the Intergovernmental Panel on Climate Change Representative Concentration Pathways, the International Institute for Applied Systems Analysis Shared Socio-Economic scenarios, and the Science-Based Target methodologies. Modeling our forecasted emissions reductions will allow EDC to examine short, medium and long-term pathways to achieve the goal of net zero operational emissions by 2030.

2.4. Focusing on People

EDC’s strategic aspiration is to create a stronger, more equitable, and sustainable economy, which in turn will boost the competitiveness of Canadian companies internationally. Our dedication to promote responsible and inclusive business for all drives us to provide trade solutions that enable the growth of diverse and inclusive exporters in Canada.

Although EDC’s products and services are available to all Canadian exporters, historically underrepresented groups face barriers and lower awareness of traditional or mainstream financial and knowledge solutions. We’ve recognized the need to do more to support minority-owned businesses and serve them as they look to grow their companies internationally. Business strategies tailored to these groups of exporters are not about giving special treatment, but rather creating a level playing field that recognizes the unique challenges faced by these communities. There are vast opportunities for more diverse-owned Canadian companies to become high-growth businesses with national and global ambitions. EDC’s financial and knowledge products are tailored to meet the needs of these business owners throughout their exporting journey.

As Canada’s export credit agency, EDC also recognizes its responsibility to respect the internationally recognized human rights covered within the International Bill of Human Rights. We know that this is not a ‘nice to have’; it is part of our responsibility to respect human rights, both within EDC and our business relationships. Our due diligence process has incorporated human rights risks and considerations for the last two decades, and we continue to embed human rights into all of our practices across EDC.

A key accomplishment in 2020 was the development of Principles on Leverage and Remedy (the “Principles”), which were approved by our Executive Management team in December 2020. The Principles articulate EDC’s high-level approach to building and using its leverage (i) to prevent and manage human rights impacts that may be connected with EDC through customer relationships, and (ii) to enable remedies when such impacts nevertheless occur. As of the date of the publication of this Framework, we are actively operationalizing the Principles.

More information: Human Rights Disclosure, Inclusive Trade (p. 29) and EDC’s Principles on Leverage and Remedy.

Human Rights at EDC

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3. FRAMEWORK OVERVIEW

This Framework is intended to guide future issuances of Green, Social, Sustainability and Transition Bonds (collectively referred to as “Sustainable Bonds”). The use of proceeds from these Sustainable Bond transactions will be earmarked for a portfolio of Eligible Assets (see below), defined, selected, tracked and reported on in accordance with this Framework.

This Framework has been developed in accordance with the International Capital Markets Association’s (“ICMA”) Green Bond Principles (2021), Social Bond Principles (2021), and the Sustainability Bond Guidelines (2021) as they relate to:

1.	Use of Proceeds

2.	Project Selection and Evaluation Process

3.	Management of Proceeds

4.	Reporting

Green Bonds are bonds where the proceeds are allocated to finance and/or refinance Green Assets; Social Bonds are bonds where the proceeds are allocated to finance and/or refinance Social Assets; and Sustainability Bonds are bonds where the proceeds are allocated to finance and/or refinance Green and Social Assets, each as defined in the “Use of Proceeds” section below.

This Framework is also informed by the guidance from ICMA’s Climate Transition Finance Handbook (2020) as it relates to practices, actions and disclosures for allocating capital for climate transition-related purposes, to be updated as market practices evolve.

Transition Bonds are bonds where the proceeds are allocated to finance and/or refinance Transition Assets, as defined in the “Use of Proceeds” section below. Transition Assets are related to activities that directly decarbonize the financing recipient’s core business activities that are the main drivers of its current and future environmental impact or enable decarbonization in the financing recipient’s value chain in alignment with the goals of the Paris Agreement. Such activities must not lead to a lock-in in carbon-intensive assets considering the economic lifetime of those assets. For the avoidance of doubt, all Eligible Green Assets may also be Eligible Transition Assets.

3.1. Use of Proceeds

An amount equal to the net proceeds of each Sustainable Bond will be used to finance or re-finance, in part or in full, new and/ or existing Eligible Green, Social and/or Transition Assets, which include loans to, or investments in, organizations, businesses and projects that meet the criteria in the Eligible Categories as described below (each an “Eligible Asset”). Each Eligible Asset is intended to support (i) the achievement of the UN Sustainable Development Goals (“SDGs”) and, where applicable, (ii) the transition to a lower carbon economy. In particular, EDC has identified the following specific SDGs that are most relevant to EDC’s business, including the Eligible Assets:

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General corporate purpose loans and equity investments are eligible for funding if at least 90% of the financing recipient’s current or expected future revenue or EBITDA is derived from activities that meet the relevant eligibility criteria detailed below.

3.1.1. Eligible Green Categories

Eligible Green Categories	Eligible Green Assets		SDGs Alignment

Renewable Energy

Financings related to the acquisition, development, manufacturing, construction, operation, transmission, distribution and maintenance of renewable energy assets (i.e., equipment, infrastructure and facilities) such as:

	•	Offshore & onshore wind and solar facilities;
	•	Waste biomass and renewable biofuels facilities whose sources include sustainable agriculture and forestry residues with direct emissions <100 grams of CO2/kWh;
	•	Tidal power facilities;
	•	Hydrogen generation facilities using renewable energy
	•	Geothermal energy facilities with direct emissions <100 grams of CO2/kWh; and
•

Run-of-river and small-scale hydroelectricity facilities (<25MW), including the refurbishment, operation or maintenance of existing hydroelectric facilities provided the size of the dam or reservoir is not increased.

Energy Efficiency

Financings related to activities that increase energy efficiency and/or reduce energy consumption or greenhouse gas (“GHG”) emission intensity by 20% or more over the baseline, including but not limited to:

•

Manufacture and installation of energy efficient equipment and technologies (e.g., LED lighting, non-fossil fuel powered heating, ventilation, air conditioning/cooling HVAC systems, smart meters and peak demand management technology, etc.);

•

Activities that support energy management and storage infrastructure, equipment and systems (e.g., energy storage facilities including batteries and green hydrogen fuel cells, and smart grid technology);

	•	Energy efficient non-fossil fuel powered district heating and cooling systems; and
	•	Energy performance monitoring equipment.

Pollution Prevention, and Waste Management	Financings related to the construction, development, operation, acquisition and maintenance of land, systems, technologies and equipment that support (i) the collection and treatment of contaminated soil and waste, (ii) recycling processes and infrastructure, and (iii) improve measures and technologies to reduce air pollution and improve air quality.

Environmentally Sustainable Man-agement of Living Natural Resources and Land Use	•

Financings related to activities that increase afforestation, enhance reforestation and/ or support certified sustainably managed forest holdings such as (i) the Forest Stewardship Council (“FSC”), (ii) the Programme for the Endorsement of Forest Certification (“PEFC”) or (iii) the Sustainable Forest Initiative (“SFI”);

	•	Financings related to sustainably managed agriculture, certified by a recognized third-party certification (e.g., Canada Organic, USDA Organic, UTZ, or Rainforest Alliance);
•

Financings related to environmentally sustainable fishery and aquaculture, certified by a recognized third-party certification (e.g., Marine Stewardship Council, Aquaculture Stewardship Council, Global G.A.P for Aquaculture, Best Aquaculture Practices (2 stars or more), etc.); and

•

Financings related to technologies that improve resource use efficiency in agriculture, such as advanced irrigation technologies, precision farming, smart seeds, natural pesticides and herbicides, novel fertilizers and alternative proteins.

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Clean Transportation	Financings related to the acquisition and/or upgrade, development, manufacturing, construction, operation, and maintenance of dedicated low-carbon transport assets, such as:
	•	Energy efficient private transport:
– Electric or hydrogen vehicles;
– Hybrid vehicles (with CO2 emission thresholds of <75gCO2/passenger-km(p-km)); and
– Hydrogen fuel or electric charging stations.
	•	Energy efficient public transport:
– Electrified rails, trams and buses;
– Public bus fleets powered by alternative fuels (i.e., electric/hydrogen fueled buses with no direct emissions or hybrid buses with CO2 emission thresholds of <50gCO2/p-km); and
– Hydrogen fuel or electric charging stations.
	•	Transportation infrastructure, including expansions and capacity improvements of metro/train networks and station upgrades.

Sustainable Water and Wastewater Management	Financings related to activities that improve quality, reliability and conservation of water such as:
	•	Infrastructure and technologies that help collect, treat, recycle or reuse water;
	•	Water metering activities to support conservation initiatives; and
	•	Water capture and storage infrastructure, including storm water management systems, water distribution systems, aquifer storage and sewer systems.

Climate Change Adaptation	•

Financings related to activities that improve infrastructure, information support systems and communications technology to increase resilience against physical impacts of climate change, such as sea level change, extreme weather events and natural disasters (e.g., flood mitigation barriers and wildfire mitigation and management); and

	•	Financings related to projects that develop information support systems that monitor GHG emissions and early warning systems.

Circular Economy Adapted Products, Production Technologies and Processes	Financings related to projects or businesses that facilitate or carry-out circular economy activities, including:
•

Substitution of virgin raw materials with 100% secondary (recycled or reused waste) materials (e.g., fabrics, metals, fibres, wood and mechanically recycled plastics) in manufacturing and industrial processes;

	•	Production of products that can be recycled or composted where the input feedstock is from recycled/reused waste;
	•	Development, manufacturing and distribution of sustainable packaging certified bya recognized third-party certification such as the FSC, PEFC, SFI and Recycled Paperboard Alliance (“RPA 100”); and
	•	Minerals-based materials recovery or recycling in mining and industrial materials processes post-production.

Green Buildings and Infrastructure	•

Financings related to the acquisition, construction, operation or maintenance of energy efficient commercial, residential or public buildings (i.e., certified green buildings such as LEED with a minimum of ‘Gold’, BOMA Best with a minimum of Gold, BREEAM with a minimum of ‘excellent’, ENERGY STAR (85 or above), Toronto Green Standard (v2) Tier 2 or higher); and

	•	Financings related to activities that support the refurbishment of commercial, residential or public buildings which result in energy savings of 20% or more over energy consumption baselines.

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3.1.2. Eligible Transition Categories

For purposes of this framework, EDC will consider a project or company as “transitional” if it can meet the following conditions:

•	There is a credible transition strategy being followed by the financing recipient to decarbonize the activity in alignment with the goals of the Paris Agreement; and

•

The economic activity (i) enables the wider application or integration of low- or zero-emissions solutions that significantly reduce GHG emissions relative to industry norms in the short to medium term and (ii) does not lead to a lock-in of carbon-intensive assets when considering the economic lifetime of those assets.

EDC will evaluate each Transition Asset in the context of its alignment with the ICMA’s Climate Transition Finance Handbook guidelines, or any other relevant Transition Taxonomy as applicable, and with EDC’s carbon neutrality trajectory.

Eligible Transition Categories	Eligible Transition Assets		SDG Alignment

Carbon Capture Utilization and Storage (“CCUS”)

Financings related to the acquisition, development, construction, installation, operation and maintenance of CCUS technologies for the purpose of decarbonizing transitional activities in compliance with this Framework; CCUS for the purpose of upstream Enhanced Oil Recovery (“EOR”) activities are excluded.

Low-Carbon Intensity Fuels

Financings related to the development, manufacture, equipment and distribution of low carbon fuels and waste-to-energy pathways that enables a reduction of the carbon intensity of fuels, including, but not limited to:

•

Hydrogen, ethanol, renewable diesel, co-processing of biocrude, sustainable aviation fuel, synthetic fuel and renewable natural gas compliant with the Department of Natural Resources Canada’s (“NRCan”) Clean Fuels Program carbon intensity thresholds defined as follows:

– Carbon intensity of eligible liquid clean fuels equal to or below 50 gCO2e/MJ; and

– Carbon intensity of eligible gaseous clean fuels equal to or below 36 gCO2e/MJ.

•

Low carbon marine fuels such as renewable electricity based marine fuels in the form of hydrogen or ammonia with no direct emissions, e-methanol, e-gas oil and electricity for use in batteries, bio-diesel and bio-methane, Liquified Natural Gas in alignment with the International Marine Organization’s goal and Poseidon Principles trajectory;

•

Blue hydrogen that aligns with the CertifHy’s recommended threshold for Carbon Intensity for green and low carbon hydrogen, which is set at a 60% below the intensity of hydrogen produced from natural gas (currently set at 36.4 gCO2e/MJ 36.4 gCO2e/MJ);

	•	EDC may update this Framework to ensure ongoing transparency on the applicable threshold(s) of Government of Canada and its alignment with the latest standard put forth by the Government of Canada.

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3.1.3. Eligible Social Categories

Eligible Social Categories	Eligible Social Assets		SDG Alignment

Affordable Basic Infrastructure

Financings that support the development, construction, expansion or improvement of basic infrastructures for low income or rural[1] communities with inadequate existing basic infrastructure, including, but not limited to access to clean drinking water, sanitation and clean energy.

Access to Health	Financings related to the construction, development, operation, acquisition and maintenance of publicly available, free or subsidized healthcare services (such as public, non-profit hospitals, clinics, mental health facilities, medical equipment, homes or health facilities) for vulnerable populations including, but not limited to aged or people with disabilities, people in precarious situations or in situations of insecurity.

Women-Owned, Women-Led Business and Community Lending	•	Financings that support micro-, small- and medium-sized enterprises that are at least 51% or more owned, managed or controlled by women.
•

Financings that support organizations or programs that enable women entrepreneurs and women economic empowerment initiatives (e.g., SheEO, Financial Institutions for onward lending, or investments into venture capital funds that have 100% of their portfolio companies focused only on the eligible social category).

Indigenous Peoples-Owned and Indigenous Peoples-Led Business and Community Lending	•	Financings that support an Indigenous Peoples’ band, council, government, etc. and/or any commercial/business entity that are at least 51% or more owned, managed or controlled by such an organization/individual.
	•	Financings that support organizations or programs that enable Indigenous entrepreneurs or economic empowerment initiatives (e.g., Financial Institutions for onward lending or investments into venture capital funds that have 100% of their portfolio companies focused only on the eligible social category).

Black and Racialized Business and Community Lending	•	Financings that support businesses that are at least 51% or more, owned, managed or controlled by BIPOC community.
•

Financings that support organizations or programs that enable Black or racialized entrepreneurs or economic empowerment initiatives (e.g., Financial Institutions for onward lending, or investments into venture capital funds that have 100% of their portfolio companies focused only on the eligible social category).

LGBTQ2S+ Business and Community Lending	•	Financings that support businesses that are at least 51% or more owned, managed or controlled by LGBTQ2S+ community.
•

Financings that support organizations or programs that enable LGBTQ2S+ entrepreneurs or economic empowerment initiatives (e.g., Financial Institutions for onward lending, or investments into venture capital funds that have 100% of their portfolio companies focused only on the eligible social category).

Business and Community Lending to Sup-port Individuals with Disabilities	•	Financings that support businesses that are at least 51% or more owned, managed or controlled by Persons with disabilities.
•

Financings that support organizations or programs that enable entrepreneurs who are Persons with disabilities or economic empowerment initiatives (e.g., Financial Institutions for onward lending, or investments into venture capital funds that have 100% of their portfolio companies focused only on such eligible social category).

1 Rural communities are defined by Statistics Canada as all areas outside of Population Centres.

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3.1.4. Exclusionary Criteria

EDC will not allocate proceeds to assets in the following areas:

•	Arms, defense and military;

•	Tobacco;

•	Gambling;

•	Adult entertainment; and

•	Predatory lending.

The process for vetting eligible assets is outlined in section 3.2 of the Framework.

3.2. Project Selection and Evaluation Process

EDC has established a Sustainable Bond Working Group (the “SBWG”) composed of representatives from EDC specialist teams including Sustainable Business and Enablement, Treasury and Loans Services. The representatives from the SBWG with the support of Risk Management as required, will be responsible for:

Each quarter (February, May, August and November):

•	Reviewing the Framework; and

•	Reviewing and validating transactions for the pool of Eligible Assets.

Each year:

•	Validating the annual reporting for investors;

•	Reviewing the post issuance external verification report and resolving any issues that arise; and

•	Monitoring ongoing issues and evolving market practices in advancement of the program.

When selecting assets for Sustainable Bonds, SBWG reviews information about the assets. If there is doubt about the net sustainability benefits, or compliance with the Framework, such assets will not be included as assets for the Sustainable Bonds.

EDC evaluates the environmental and social risk associated with credit and counterparty transactions and exposures. Our financing guidelines address environmental and social risks for specific lines of business. We have been a signatory to the Equator Principles since 2007 and apply its credit risk management framework. Our approach to managing environmental and social risk is outlined in the EDC Annual Report, available online.

EDC supports the recommendations of the TCFD. EDC has initiated a climate change scenario analysis program, in line with the TCFD recommendations.

3.3. Management of Proceeds

Proceeds from Sustainable Bonds will be allocated to Eligible Assets upon issuance.

EDC’s asset portfolios will be dynamic with Eligible Assets maturing and new Eligible Assets being added. Sustainable Bond proceeds will be managed using a portfolio approach. Green, Social, Sustainable and Transition portfolios will be managed separately.

Treasury and Loans Services will monitor the aggregate amount of Eligible Assets in EDC’s portfolios on a quarterly basis (February, May, August and November) to ensure each is equal to or greater than the aggregate of the applicable Sustainable Bond proceeds.

If the aggregate amount raised by a Sustainable Bond is greater than the total amount of Eligible Assets in EDC’s applicable portfolio, EDC will hold the excess amount in cash or liquid securities in accordance with the Corporation’s Liquidity policy and procedures until the amount can be allocated to Eligible Assets. EDC intends to allocate proceeds against any issuance within 24 months.

If an Eligible Asset no longer qualifies according to the eligibility criteria or if the underlying Eligible Asset is repaid or divested, an amount equal to the asset size will be deducted from the applicable portfolio. As part of the quarterly exercise and if considered necessary, EDC will use its best efforts to substitute any Eligible Assets that no longer qualify or remove impaired loans, as soon as practical from a pool of qualifying substitution assets.

EDC will track the use of proceeds of Sustainable Bonds using internal information systems. EDC will establish a sustainable loan tracking sheet to record specific Eligible Asset information and regularly monitor the status of each Eligible Asset. Representatives from the SBWG will oversee this process, which will be reviewed annually by auditors.

3.4. Reporting

3.4.1. Allocation Reporting

EDC will report publicly on the use of Sustainable Bond proceeds within one year of issuance and annually thereafter in its Integrated Annual Report (“IAR”). The IAR report will include the following information and will be readily available on the corporate website:

•	The value of Sustainable Bonds outstanding;

•	Aggregate amounts of proceeds allocated to each Eligible Category; and

•	The balance of unallocated proceeds at the time of reporting.

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3.4.2. Impact Reporting

Where feasible, the report will include qualitative and/or quantitative environmental and social performance indicators. Performance indicators may change from year to year and may include one or more of the following:

Eligible Green Categories	Potential impact metrics for Green Assets

Renewable Energy	•	Estimated annual renewable energy produced (MWh).
	•	Renewable capacity constructed or rehabilitated (MW).
	•	Estimated annual GHG emissions avoided (in tCO2e).

Energy Efficiency	•	Amount of energy saved (MWh).
	•	Estimated annual GHG emissions avoided (in tCO2e).

Pollution Prevention and Waste Management	•	Waste diverted from landfill (kg).
	•	Number of recycling projects financed.

Environmentally Sustainable Management of Living Natural Resources and Land Use	•	Total surface financed (hectares).
	•	Number of agricultural projects financed.

Clean Transportation	•	Estimated annual GHG emissions avoided (in tCO2e).
	•	New clean transportation infrastructure built (km).

Sustainable Water and Wastewater Management	•	Volume of water saved/reduced/ treated (m3).
	•	Total population served by the system.

Climate Change Adaptation	•	Estimated reduction in land-loss from inundation and/or coastal erosion in km2.
	•	Estimated reduction in the number of wildfires, and/or in the area damaged by wildfires in km2.

Circular Economy Adapted Products, Production Technologies and Processes	•	Recycled or reusable materials (tonnes).
	•	Eco-efficient and/or circular economy adapted products, production technologies and processes.

Green Buildings and Infrastructure	•	Total gross floor area of green real estate (m2).
	•	Estimated annual GHG emissions avoided (in tCO2e).

Eligible Transition Categories	Potential impact metrics for Transition Assets

Carbon Capture Utilization and Storage	•	Estimated annual GHG emissions avoided (in tCO2e).

Low-Carbon Intensity Fuels	•	Estimated annual GHG emissions avoided (in tCO2e).

	•	Biofuel produced (kg/m3).

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Eligible Social Categories	Potential impact metrics for Social Assets
Affordable Basic Infrastructure	•	Number of additional people served by infrastructure type.

Access to Health	•	Number of hospitals and other healthcare facilities built or refurbished.
	•	Number of patients served.

Women-Owned, Women-Led Business and Community Lending	•	Number of financings provided.
	•	Value of financing provided ($).
	•	Number of businesses supported.
	•	Number of jobs supported.

Indigenous Peoples-Owned and Indigenous Peoples-Led Business and Community Lending	•	Number of financings provided.
	•	Value of financing provided ($).
	•	Number of businesses supported.
	•	Number of jobs supported.

Black and Racialized Business and Community Lending	•	Number of financings provided.
	•	Value of financing provided ($).
	•	Number of businesses supported.
	•	Number of jobs supported.

LGBTQ2S+ Business and Community Lending	•	Number of financings provided.
	•	Value of financing provided ($).
	•	Number of businesses supported.
	•	Number of jobs supported.

Business and Community Lending to Support Individuals with Disabilities	•	Number of financings provided.
	•	Value of financing provided ($).
	•	Number of businesses supported.
	•	Number of jobs supported.

Any disclosure related to loan level information will be subject to EDC’s confidentiality obligations and the availability of information.

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4. EXTERNAL REVIEW

EDC has obtained an independent Second Party Opinion from Sustainalytics regarding its Sustainable Bond Framework, which will be published on its website prior to the issuance of the first Sustainable Bond.

Prior to the first anniversary of the issuance of a Sustainable Bond, EDC will request a qualified independent external reviewer to review the green, social or transition assets linked to the Sustainable Bond in order to assess alignment with this Framework. This review will be carried out annually until the full allocation of an amount equal to the net proceeds from the Sustainable Bond. EDC will post the external review report on its website. In the unlikely event that the annual review identifies allocations to projects that do not comply with this Framework, we will allocate the corresponding amounts to different assets that comply with this Framework.

5. AMENDMENTS TO THIS FRAMEWORK

The SBWG will review this Framework on a regular basis, including to align with updated versions of the ICMA Climate Transition Finance Handbook, Green Bond Principles, Social Bond Principles and Sustainability Bond Guidelines. Such review may result in this Framework being updated and amended. The updates will be subject to a review by a qualified independent external reviewer. Any future updated version of this Framework that may exist will either maintain or improve the then current levels of transparency and reporting disclosure requirements, including the corresponding review by the external reviewer and will be published on our website.

6. CONTACT

Please contact EDC’s Treasury department at treasury@edc.ca, or reach out directly to Nancy Kyte at nkyte@edc.ca or 613-302-6329.

7. DISCLAIMER

This Sustainable Bond Framework is provided for general information purposes only and is subject to change without notice. This document may contain or incorporate by reference public information not separately reviewed, approved or endorsed by EDC. Accordingly, no representations, warranties, or assurances of any kind, express or implied, are made and no responsibility or liability is accepted by EDC in relation to the accuracy or completeness of the third-party information contained herein. EDC has no responsibility or obligation to update or revise any statements in this document to reflect actual changes in assumptions or changes in factors affecting these statements or to otherwise notify any readers if any information, opinion, projection, forecast or estimate set forth herein changes or subsequently becomes inaccurate.

This document may contain statements about future events and expectations that are forward looking statements. Readers are cautioned not to place undue reliance on these statements as a number of risk factors could cause actual results to differ materially from the expectations expressed in such forward-looking statements. The projects shown in the Sustainable Bond Framework are for illustrative purposes only. The net proceeds from the Sustainable Bonds will be used to finance EDC’s green, social, sustainable and/or transition assets without being committed or earmarked for any particular Eligible Asset.

This document is not intended to be and should not be construed as providing legal, regulatory, or financial advice. It does not constitute an offer or invitation to sell or any solicitation of any offer to subscribe for or purchase or a recommendation regarding any securities. Nothing contained herein shall form the basis of any contract or commitment whatsoever and it has not been approved by any security regulatory authority.

The distribution of this document and of the information it contains may be subject of legal restrictions in some countries. Readers who might come into possession of it are responsible for compliance with any applicable local or any applicable laws. The reader is solely liable for any use of the information contained herein at the reader’s own risk and EDC shall not be held responsible for any damages including without limitation, direct, indirect, actual, incidental, punitive, special, consequential damage or loss, or any loss or damage whatsoever arising from the use of this document by the reader.

EDC Sustainable Bond Framework | February 2022	13

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